Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS TO PRESENT TODAY AT THE

2010 COWEN AND COMPANY CONSUMER CONFERENCE

COMPANY TO DISCUSS PRELIMINARY

FOURTH QUARTER AND FULL YEAR 2009 SALES RESULTS

TOANO, VA, January 11, 2010 – Lumber Liquidators, (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., is scheduled to present today at the 2010 Cowen and Company Consumer Conference at 9:00 a.m. ET. As part of the presentation, the Company plans to discuss preliminary sales results for the fourth quarter and full year ended December 31, 2009 and provide updated EPS guidance for the full year 2009.

For the fourth quarter ended December 31, 2009, net sales are expected to increase approximately 17.6% to $137 million from $116.5 million in the fourth quarter of 2008. Comparable store net sales are expected to increase approximately 5.5% for the fourth quarter of 2009, compared with a decrease of 4.6% for the fourth quarter of 2008. The Company opened nine new stores during the fourth quarter, to end the year with 186 stores in 45 states.

For the full year 2009, net sales are expected to increase approximately 12.8% to $544 million from $482.2 million in 2008. Comparable store net sales are expected to be approximately flat for 2009, compared to an increase of 1.6% for 2008.

As a result of the anticipated fourth quarter and full year sales results, the Company now expects full year 2009 earnings per diluted share to be in the range of $0.95 to $0.97, based on a diluted share count of 27.7 million shares, an increase from the previously expected range of $0.90 to $0.95. This compares to earnings per diluted share of $0.82 for 2008, which included a fourth quarter benefit of $0.07 per diluted share related to the reversal of a stock-based compensation expense accrual.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We are very pleased with our performance in the fourth quarter, as our team continued to execute and consumers continued to respond to our appealing value proposition. We experienced strong store traffic throughout the quarter, which helped drive our increase in comparable store net sales. Reflecting on our solid fourth quarter and full year top-line results, we are narrowing and raising our earnings expectations for the full year.”

The information provided in this press release is based on preliminary, unaudited sales information that is subject to adjustment as we complete our year-end audit process.

A live webcast of the Company’s presentation may be accessed via the Company’s website at www.lumberliquidators.com under the Investor Relations section and will be archived for 90 days.

Lumber Liquidators plans to report its fourth quarter and full year 2009 financial results and provide guidance for 2010 on February 18, 2010.

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 185 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as

Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. Lumber Liquidators specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in Lumber Liquidators’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600